EXHIBIT XI

                        ALLOU HEALTH & BEAUTY CARE, INC.
       COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE
                FOR THE THREE MONTHS ENDED JUNE 30, 1997 AND 1996


                                                            1997        1996
                                                            ----        ----

Reconciliation of net income per consolidated statement of operations to amount used in earnings per share calculation:

        Net Income                                      $  987,970   $  802,667
                                                        ==========   ==========

Reconciliation of weighted average number of shares outstanding to amount used in earnings per share calculation:

       Weighted average number of
       shares outstanding                                5,752,225    5,752,225

Add: Shares issuable from assumed
     exercise of options and warrants                      265,249       58,014
                                                        ----------   ----------
              Total Common Stock And Equivalents         6,017,474    5,810,239
                                                        ==========   ==========

Earnings per common share                               $      .16   $      .14
                                                        ==========   ==========